Exhibit 99.1

FOR IMMEDIATE RELEASE

Investment Technology Group Reports

Fourth Quarter 2009 Results

NEW YORK, February 3, 2010 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency broker and financial technology firm, today announced that for the quarter ended December 31, 2009, it incurred a net loss of $7.8 million, or $0.18 per diluted share, compared to net income of $28.7 million, or $0.66 per diluted share for the quarter ended December 31, 2008.  Excluding restructuring charges, fourth quarter pro forma operating net income was $8.6 million, or $0.19 per diluted share, compared to pro forma operating net income of $29.6 million, or $0.68 per diluted share, in the fourth quarter of 2008. ITG’s revenues for the fourth quarter of 2009 were $151.0 million compared to $190.1 million for the fourth quarter of 2008.

Included in the fourth quarter of 2009 operating results were after-tax expenses of $3.5 million, or $0.08 per diluted share, in employee separation costs unrelated to the restructuring plan.  This compares to after-tax expenses of $3.1 million, or $0.07 per diluted share, in the fourth quarter of 2008 related to employee separation costs and write downs of capitalized costs pertaining to discontinued non-core products.

“The fall in volatility, combined with continued weakness in the equity asset management business, resulted in lower institutional trading volumes. However, our fourth quarter restructuring has improved our cost structure and sharpened our business focus, positioning us to benefit as trading conditions and market volumes improve,” said Bob Gasser, ITG’s Chief Executive Officer and President.

ITG’s non-US revenues increased to $47.6 million in the fourth quarter of 2009, compared to $46.0 million in the fourth quarter of 2008.  The net loss from non-US operations was $6.2 million during the fourth quarter of 2009, which included $3.3 million of after-tax restructuring charges, compared to non-US net income of $0.7 million in the fourth quarter of 2008.

“Our European business continues to gain market share and drive down transaction processing costs, and in Canada the core business remains strong,” said Mr. Gasser.  “In the Asia Pacific region, the continued downturn in overall market activity impacted our margins, but we believe our investments in the region will benefit us when market conditions improve.”

For the full year, ITG’s revenues were $633.1 million compared to $763.0 million in the prior year.  Net income was $42.8 million, or $0.97 per diluted share in 2009 compared to net income of $114.6 million, or $2.61 per diluted share in 2008.  Pro forma operating net income for the year was $59.2 million, or $1.34 per diluted share, compared to pro forma operating net income of $115.5 million, or $2.63 per diluted share in 2008.  ITG’s non-US revenues were $175.7 million for the full year compared to $191.7 million for 2008.  The full year non-US net loss was $5.9 million, which included $3.3 million of restructuring charges, compared to non-US net income of $4.6 million for 2008.

The discussion above includes pro forma operating net income and related per share amounts which are non-GAAP financial measures that are described in the attached tables along with a reconciliation of these non-GAAP financial measures.

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. ET to discuss fourth quarter results. Those wishing to listen to the call should dial 800-299-7928 and enter the pass code 89562833 at least 10 minutes prior to the start of the call to ensure connection.  The conference call and webcast will also be accessible through ITG’s website at www.itg.com.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 888-286-8010 and entering the pass code 75045575. The replay will be available starting approximately two hours after the completion of the conference call.

ABOUT ITG

Investment Technology Group, Inc., is an independent agency broker and financial technology firm that partners with asset managers globally to improve performance throughout the investment process. A leader in electronic trading since launching the POSIT® crossing network in 1987, ITG takes a consultative approach in delivering the highest quality institutional liquidity and market-leading execution services, measurement tools, and proprietary data. Asset managers rely on ITG’s independence, experience, and intellectual capital to help mitigate risk, improve performance, and navigate increasingly complex markets. The firm is headquartered in New York with offices in North America, Europe, and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future.  A variety of important factors could cause results to differ materially from such statements.  These factors are noted throughout ITG’s 2008 Annual Report, on its Form 10-K, and on its Form 10-Qs and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, changes in commission pricing, evolving industry regulations, errors or malfunctions in our systems or technology, rapid changes in technology, cash flows into or redemptions from equity funds, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate companies we have acquired, changes in tax policy or accounting rules, fluctuations in foreign exchange rates, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally. The forward-looking statements included herein represent ITG’s views as of the date of this release. ITG undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

ITG Contact:

J.T. Farley

(212) 444-6259

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INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009 (unaudited)	2008 (unaudited)	2009 (unaudited)	2008 (audited)
Revenues:
Commissions and fees (1)	$124,885	$163,362	$531,998	$654,889
Recurring	22,193	22,103	87,483	87,991
Other	3,921	4,605	13,588	20,103
Total revenues	150,999	190,070	633,069	762,983

Expenses:
Compensation and employee benefits	59,685	62,473	235,518	256,511
Transaction processing	23,568	21,975	95,618	95,078
Occupancy and equipment	15,254	15,075	59,950	57,816
Telecommunications and data processing services	13,497	14,029	54,549	53,243
Other general and administrative	22,323	28,019	83,028	97,556
Restructuring charges	25,444	—	25,444	—
Interest expense	291	1,660	2,511	7,253
Total expenses	160,062	143,231	556,618	567,457
(Loss) income before income tax (benefit) expense	(9,063)	46,839	76,451	195,526
Income tax (benefit) expense	(1,270)	18,096	33,617	80,884
Net (loss) income	$(7,793)	$28,743	$42,834	$114,642

(Loss) earnings per share:
Basic	$(0.18)	$0.67	$0.98	$2.64
Diluted	$(0.18)	$0.66	$0.97	$2.61

Basic weighted average number of common shares outstanding	43,716	43,221	43,538	43,503
Diluted weighted average number of common shares outstanding	43,716	43,498	44,018	43,987

(1) ITG has changed the revenues caption commissions revenues to commissions and fee revenues to better reflect the commission equivalent fees earned on spread-based trades.

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	December 31, 2009 (unaudited)	December 31, 2008 (audited)

Assets
Cash and cash equivalents	$330,879	$352,960
Cash restricted or segregated under regulations and other	95,787	73,218
Deposits with clearing organizations	14,891	43,241
Securities owned, at fair value	6,768	6,399
Receivables from brokers, dealers and clearing organizations	364,436	328,528
Receivables from customers	298,342	300,158
Premises and equipment, net	41,437	48,321
Capitalized software, net	68,913	62,821
Goodwill	425,301	423,896
Other intangibles, net	27,263	31,094
Income taxes receivable	13,897	—
Deferred taxes	2,910	2,591
Other assets	12,279	12,226
Total assets	$1,703,103	$1,685,453

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$209,496	$221,582
Short-term bank loans	—	24,900
Payables to brokers, dealers and clearing organizations	248,664	232,527
Payables to customers	299,200	287,515
Securities sold, not yet purchased, at fair value	31	2,479
Income taxes payable	14,113	25,646
Deferred taxes	16,999	8,924
Long term debt	46,900	94,500
Total liabilities	835,403	898,073

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 51,682,153 and 51,582,306 shares issued at Dec. 31, 2009 and Dec. 31, 2008, respectively, and 43,790,436 and 43,244,184 shares outstanding at Dec. 31, 2009 and Dec. 31, 2008, respectively	517	516
Additional paid-in capital	233,374	219,830
Retained earnings	809,153	766,319
Common stock held in treasury, at cost; 7,891,717 and 8,338,122 shares at Dec. 31, 2009 and Dec. 31, 2008, respectively	(182,743)	(193,206)
Accumulated other comprehensive income (loss) (net of tax)	7,399	(6,079)
Total stockholders’ equity	867,700	787,380
Total liabilities and stockholders’ equity	$1,703,103	$1,685,453

INVESTMENT TECHNOLOGY GROUP, INC.

Reconciliation of US GAAP Results to Pro Forma Operating Results

In evaluating ITG’s financial performance, management reviews pro forma operating results, which exclude non-operating or one-time charges.  Pro forma operating net income and related per share amounts are non-GAAP (generally accepted accounting principles) performance measures that ITG believes are useful to assist investors in gaining an understanding of the trends and operating results for ITG’s core businesses.  Pro forma operating net income and related earnings per share should be viewed in addition to, and not in lieu of, reported results under US GAAP.

The following is a reconciliation of the most directly comparable US GAAP results to the pro forma operating results for the periods presented (in thousands except per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(audited)
Total revenues	$150,999	$190,070	$633,069	$762,983

Total expenses	160,062	143,231	556,618	567,457
Less:
Unrealized loss on NYSE Euronext common stock (1)	—	(1,519)	—	(1,519)
Restructuring charges (2)	(25,444)	—	(25,444)	—
Pro forma operating expenses	134,618	141,712	531,174	565,938

(Loss) income before income tax (benefit) expense	(9,063)	46,839	76,451	195,526
Effect of pro forma adjustment	25,444	1,519	25,444	1,519
Pro forma pre-tax operating income	16,381	48,358	101,895	197,045

Income tax (benefit) expense	(1,270)	18,096	33,617	80,884
Tax effect of pro forma adjustment	9,101	621	9,101	621
Pro forma operating income tax expense	7,831	18,717	42,718	81,505

Net (loss) income	(7,793)	28,743	42,834	114,642
Net effect of pro forma adjustment	16,343	898	16,343	898
Pro forma operating net income	$8,550	$29,641	$59,177	$115,540

Diluted (loss) earnings per share	$(0.18)	$0.66	$0.97	$2.61
Net effect of pro forma adjustment	0.37	0.02	0.37	0.02
Pro forma diluted operating earnings per share	$0.19	$0.68	$1.34	$2.63

Notes:

(1)          The unrealized loss recorded in the fourth quarter of 2008 pertains to the 55,440 shares of common stock in NYSE Euronext, Inc. that ITG received in March 2006 as consideration in connection with the merger between the NYSE and Archipelago Holdings, Inc.  ITG recorded the write-down to reflect the December 31, 2008 fair market value of these shares at $1.5 million as it determined the impairment was other-than-temporary.  Upon receipt of these shares in 2006, ITG had recorded non-operating revenues totaling $7.9 million, reflecting a gain of $6.9 million and dividend income of approximately $1.0 million.

(2)          In the fourth quarter of 2009 management committed to a restructuring plan focused primarily on US operations to position ITG for long-term profitable growth.  Restructuring charges include employee severance arrangements, costs related to the consolidation of leased facilities and write-offs of capitalized software and certain intangible assets due primarily to changes in product priorities.